Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our auditor’s report dated March 12, 2024 with respect to the consolidated financial statements of Bunker Hill Mining Corp. (the “Company”) as at December 31, 2023 and December 31, 2022, and for each of the years in the two-year period ended December 31, 2023, as included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, as filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in this Form S-1.

April 15, 2024	/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants